UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 3, 2010

HELI ELECTRONICS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53692	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 50 Fengxiang South Road, Jianggao Town, Baiyun District
Guangzhou, P.R. China
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (86) 020-36356228

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On September 3, 2010, Heli Electronics Corp. (the “Company”, “we”, “us”) received a consent to act from Chai Chi Man. The Company increased the number of directors to three (3) and appointed Mr. Chai as an independent director of the Company. As compensation, the Company has agreed to provide a quarterly remuneration of US$2,500 to Mr. Chai for his services.

Chai Chi Man – Director

Mr. Chai has over 20 years working experience in the audit and accounting field. He started his career with KPMG. After approximately seven years' work with KPMG, he began to accumulate his commercial experience by joining a sizable multinational company. His prior commercial exposure before joining the Company includes acting as Executive Director and CFO of Hong Kong listed companies. For the last five years before joining the Company, Mr. Chai has been a director of Apex CPA Limited.

Mr. Chai obtained a Masters Degree in Finance and Investment from Exeter University of U. K. and currently resides in Hong Kong.

Our board of directors now consists of Xin Qiu, Guozhong Ao, and Chi Man Chai.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There are no family relationships among our sole director or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELI ELECTRONICS CORP.

/s/ Xin Qiu
Xin Qiu
President and Director

Date: September 3, 2010